Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Eldorado Resorts, Inc. for the registration of 35,630,866 shares of its common stock and to the incorporation by reference therein of our reports dated June 21, 2016, with respect to the consolidated financial statements and schedules of Isle of Capri Casinos, Inc., and the effectiveness of internal control over financial reporting of Isle of Capri Casinos, Inc., included in its Annual Report (Form 10-K) for the year ended April 24, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

November 3, 2016